Exhibit 23.4

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to the use of our name in the Registration Statement on Form F-1 of D.E MASTER BLENDERS 1753 B.V., and any amendments or supplements thereto, including the prospectus contained therein, in the section of such Registration Statement entitled “The Separation – Conditions to the Separation.” By giving such consent we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Duff & Phelps, LLC

By:	/s/ Robert A. Bartell
Name: Robert A. Bartell Title: Managing Director

May 11, 2012